Exhibit 99.1
VWR Corporation Reports Strong First Quarter 2016 Financial Results
RADNOR, Pa., May 5, 2016 /PRNewswire/ — VWR Corporation (NASDAQ: VWR), the leading global independent provider of product and service solutions to laboratory and production customers, today reported its financial results for the first quarter ended March 31, 2016.
Highlights:

•	First quarter record quarterly net sales of $1.10 billion, up 6.7% year-over-year, and up 6.0% on an organic basis.

•	1Q16 Americas and EMEA-APAC segments’ organic net sales increased 7.6% and 3.6%, respectively.

•	1Q16 record quarterly Adjusted EPS of $0.40, up 21.2% compared to $0.33 in the prior year quarter. GAAP diluted EPS was $0.29 compared to $0.54 in 1Q15.

•	Cash flow from operating activities of $42.0 million compared to a use of $(9.9) million in 1Q15.

•	Management increased 2016 guidance: 2016 net sales of $4.54 to $4.63 billion (prev. $4.49 to $4.57 billion) and Adjusted EPS of $1.68 to $1.74 (prev. $1.62 to $1.70).
Manuel Brocke-Benz, President and Chief Executive Officer of VWR, commented: “We are delighted to report a very strong start to 2016. In the Americas, organic revenue growth climbed to 7.6%, led by double digit growth in sales to biopharma and government customers. EMEA-APAC organic revenues increased 3.6%, also with strong sales to biopharma customers. Our robust revenue performance, coupled with $8 million year-over-year savings in quarterly interest expense, drove Adjusted EPS to $0.40, up 21.2% compared to prior year. We are continuing to build on our foundation of supply chain innovation and excellence. Over the past years, we have made significant investments to develop our specialty distribution platform, and we continue to expand our offerings and develop innovative, customized solutions that better meet the needs of our customers.”
Mr. Brocke-Benz continued: “The success of VWR depends on the efforts of our team. We could not have achieved this strong performance without the hard work and collaboration of our dedicated and talented VWR associates around the world. I would like to thank all of our associates, as well as our loyal suppliers, for helping us deliver a great first quarter.”
First Quarter 2016 — Consolidated Results
Net sales were $1.10 billion, up $68.7 million, or 6.7% compared to prior year. The foreign exchange impact of the strengthening of the U.S. dollar compared to the euro and other major currencies reduced net sales by $19.3 million, or 1.9%. Recent acquisitions increased net sales by an additional $26.7 million, or 2.6%. On an organic basis, net sales increased $61.3 million, or 6.0%.
Operating income was $79.7 million, up $5.9 million, or 8.0% compared to prior year. Adjusted EPS increased 21.2% year-over-year to $0.40, up from $0.33 in the prior year.

First Quarter 2016 — Segment Results
Americas
Net sales were $666.7 million, up $61.4 million, or 10.1% compared to prior year, and up 7.6% on an organic basis. The increase in the Americas net sales was driven by strong sales to biopharma and government customers.
Operating income was $43.4 million, up $7.7 million, or 21.6% compared to prior year. Secondary offering expenses of $0.4 million and an unfavorable earn-out adjustment of $0.2 million were included in first quarter 2016 results. The first quarter of 2015 included legacy facility exit charges of $1.4 million.
EMEA-APAC
Net sales were $431.6 million, up $7.3 million, or 1.7% year-over-year. The strengthening of the U.S. dollar as compared to the euro and other currencies reduced net sales by $12.8 million, or 3.0%, while acquisitions added $4.9 million, or 1.2%. On an organic basis, net sales increased 3.6%. Operating income was $36.3 million, down $1.8 million, or 4.7% compared to prior year.
Full Year 2016 Outlook
Greg Cowan, Senior Vice President and Chief Financial Officer commented: “VWR continues to generate strong cash flows, with operating cash flow of $42.0 million in the first quarter, up almost $52 million compared to a use of $9.9 million last year. We will continue to utilize our strong cash flow generation capabilities to delever our balance sheet, execute on our value creating acquisition strategy, and invest in our business to generate significant returns. As a result of our strong performance in the first quarter of 2016, our continuing solid business momentum, a slightly more favorable foreign exchange environment, and a modest reduction to our 2016 interest forecast, we are increasing our annual guidance for 2016.”
Management increased 2016 guidance and now anticipates 2016 net sales in the range of $4.54 to $4.63 billion (previously $4.49 to $4.57 billion) and Adjusted EPS in the range of $1.68 to $1.74 (previously $1.62 to $1.70).
Our full year 2016 outlook assumes:

•	Currency exchange rates for the remainder of 2016 remain consistent with current rates.

•	Interest expense of about $86 to $87 million.

•	Adjusted diluted shares outstanding of approximately 132 million.

•	The income tax rate to calculate full-year 2016 Adjusted EPS of slightly above 35%.

•	Share-based compensation expense of approximately $8.6 million before tax.

•	No impact from acquisitions closed after May 5, 2016.
Balance Sheet & Cash Flows
At March 31, 2016, total debt was $2.108 billion, up $119 million compared to total debt of $1.989 billion as of December 31, 2015, with the increase driven by a payment under the Income Tax Receivable Agreement, the Therapak acquisition, and changes in foreign exchange rates, partially offset by cash flow from operations.
First quarter 2016 cash generated by operating activities was $42.0 million compared to a use of $9.9 million in the first quarter of 2015. Capital expenditures in first quarter 2016 were $14.3 million compared to $9.5 million in the first quarter of last year.

Conference Call
As previously announced, VWR Corporation will hold a conference call today, May 5, 2016, to discuss its first quarter 2016 financial results beginning at 8:30 a.m. ET. The conference call can be accessed live over the phone by dialing (877) 845-1003, or for international callers, (760) 298-5093. Callers will need to request to join the VWR Corporation first quarter 2016 earnings conference call. A replay will be available two hours after the conclusion of the live call and can be accessed by dialing (855) 859-2056, or for international callers, (404) 537-3406. The conference ID number for both the live call and replay will be 82577802. The replay will be available through May 10, 2016. A presentation relating to the conference call will be available at http://investors.vwr.com.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of our website at http://investors.vwr.com. The online replay will remain available for a limited time beginning immediately following the call. To learn more about VWR, please visit our website at www.vwr.com.
Use of Non-GAAP Financial Measures
As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that we believe are useful to investors, creditors and others in assessing our performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage readers to review our consolidated financial statements in their entirety and not rely solely on any one, single financial measurement.
The non-GAAP measurements used in this press release are Adjusted EPS and organic net sales:

•
Adjusted EPS is our net income, adjusted for certain items, divided by diluted weighted average shares outstanding as determined under GAAP. For the purposes of calculating adjusted net income, our net income is first adjusted for the following items: (i) amortization of acquired intangible assets, (ii) net foreign currency remeasurement gains or losses relating to financing activities, (iii) losses on extinguishment of debt, (iv) secondary equity offering costs, (v) income or loss from changes to the estimated fair value of contingent consideration and (vi) other costs or credits that are either isolated or cannot be expected to recur with any regularity or predictability. After those adjustments, we then add or subtract an assumed incremental income tax impact on the above noted pre-tax adjustments, using estimated tax rates and any other tax items that are either isolated or cannot be expected to recur with any regularity or predictability.

•
Organic net sales is our reported net sales compared to a prior period, reduced by the impact of changes in foreign currency rates and the contribution of acquisitions to the extent not present in prior reported result.

Reconciliations of these measurements from the most directly comparable GAAP-based financial measurements are included at the end of this press release.

About VWR Corporation
VWR (NASDAQ: VWR), headquartered in Radnor, Pennsylvania, is the leading global independent provider of product and service solutions to laboratory and production customers. With sales in excess of $4.3 billion in 2015, VWR enables science for customers in the pharmaceutical, biotechnology, industrial, education, government and healthcare industries. With more than 160 years of experience, VWR has cultivated a value proposition delivering product choice, operational excellence and differentiated services to improve our customers’ productivity from research to production. VWR’s differentiated services provide innovative, flexible and customized solutions from scientific research services to custom-manufactured chemical blends. Our dedicated team of more than 9,300 associates is focused on supporting scientists, medical professionals and production engineers to achieve their goals.
Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning.
Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct. Factors that could contribute to these risks, uncertainties and assumptions include, but are not limited to, the factors described in “Risk Factors” in our most recently filed Annual Report on Form 10-K.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this press release. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

VWR Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three months ended March 31,
	2016	2015
Net sales	$1,098.3	$1,029.6
Cost of goods sold	787.7	738.4
Gross profit	310.6	291.2
Selling, general and administrative expenses	230.9	217.4
Operating income	79.7	73.8
Interest expense	(19.2)	(27.2)
Other income (expense), net	(0.6)	70.3
Loss on extinguishment of debt	—	(1.8)
Income before income taxes	59.9	115.1
Income tax provision	(21.1)	(43.6)
Net income	$38.8	$71.5

Earnings per share:
Basic	$0.30	$0.54
Diluted	0.29	0.54
Weighted average shares outstanding:
Basic	131.4	131.4
Diluted	131.6	131.9

VWR Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(in millions, except per share data)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$129.7	$136.3
Trade accounts receivable, net of reserves of $10.8 and $12.0	640.5	583.2
Other receivables	43.3	56.6
Inventories	450.4	424.0
Other current assets	42.8	32.9
Total current assets	1,306.7	1,233.0
Property and equipment, net	236.8	228.2
Goodwill	1,846.5	1,791.4
Other intangible assets, net	1,477.3	1,455.6
Other assets	89.7	85.6
Total assets	$4,957.0	$4,793.8
Liabilities, Redeemable Equity and Stockholders’ Equity
Current liabilities:
Current portion of debt	$173.6	$92.8
Accounts payable	494.3	474.5
Employee-related liabilities	70.4	61.4
Current amount due to Varietal — ITRA	33.2	78.1
Other current liabilities	132.6	112.3
Total current liabilities	904.1	819.1
Debt, net of current portion	1,934.5	1,896.2
Amount due to Varietal — ITRA, net of current portion	51.8	85.0
Deferred income tax liabilities	456.5	459.5
Other liabilities	151.6	158.8
Total liabilities	3,498.5	3,418.6
Redeemable equity, at redemption value	39.5	38.8
Stockholders’ equity:
Preferred stock, $0.01 par value; 50.0 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 750.0 shares authorized, 131.4 shares issued and outstanding	1.3	1.3
Additional paid-in capital	1,735.8	1,735.1
Retained earnings	45.1	6.3
Accumulated other comprehensive loss	(363.2)	(406.3)
Total stockholders’ equity	1,419.0	1,336.4
Total liabilities, redeemable equity and stockholders’ equity	$4,957.0	$4,793.8

VWR Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Three months ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$38.8	$71.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	30.8	30.5
Net foreign currency remeasurement loss (gain)	2.4	(69.3)
Deferred income tax provision	8.9	31.5
Loss on extinguishment of debt	—	1.8
Share-based compensation expense	1.4	1.1
Amortization of debt issuance costs	0.8	1.4
Other, net	0.4	2.1
Changes in working capital, net of business acquisitions:
Trade accounts receivable	(32.4)	(38.1)
Inventories	(12.4)	(1.4)
Accounts payable	6.9	(14.7)
Other assets and liabilities	(3.6)	(26.3)
Net cash provided by (used in) operating activities	42.0	(9.9)
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(28.9)	(15.6)
Capital expenditures	(14.3)	(9.5)
Other investing activities	—	0.2
Net cash used in investing activities	(43.2)	(24.9)
Cash flows from financing activities:
Proceeds from debt	242.1	968.4
Repayment of debt	(175.4)	(932.2)
Payment to Varietal under ITRA	(78.1)	(9.8)
Payment of debt issuance costs	—	(4.5)
Other financing activities	1.1	1.9
Net cash (used in) provided by financing activities	(10.3)	23.8
Effect of exchange rate changes on cash	4.9	(8.5)
Net decrease in cash and cash equivalents	(6.6)	(19.5)
Cash and cash equivalents at beginning of period	136.3	118.0
Cash and cash equivalents at end of period	$129.7	$98.5
Supplemental disclosures of cash flow information:
Cash paid for interest	$15.0	$38.2
Cash paid for income taxes, net	10.3	7.3

VWR Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(dollars in millions)

	Three months ended March 31,		Reported change
	2016	2015	Amount	%
Net sales:
Americas	$666.7	$605.3	$61.4	10.1%
EMEA-APAC	431.6	424.3	7.3	1.7%
Total	1,098.3	1,029.6	68.7	6.7%
Gross profit	310.6	291.2	19.4	6.7%
Gross margin	28.3%	28.3%	—
SG&A expenses	$230.9	$217.4	$13.5	6.2%
as a % of net sales	21.0%	21.1%	(10)	basis points
Operating income:
Americas	$43.4	$35.7	$7.7	21.6%
EMEA-APAC	36.3	38.1	(1.8)	(4.7)%
Total	$79.7	$73.8	$5.9	8.0%
Operating income margin:
Americas	6.5%	5.9%	60	basis points
EMEA-APAC	8.4%	9.0%	(60)	basis points
Total	7.3%	7.2%	10	basis points

VWR Corporation and Subsidiaries
Reconciliations of Non-GAAP Financial Measurements (Unaudited)
(in millions, except per share data)

	Three months ended March 31,
	2016	2015
Net income	$38.8	$71.5
Amortization of acquired intangible assets	21.0	20.8
Net foreign currency remeasurement loss (gain) from financing activities	0.6	(70.3)
Loss on extinguishment of debt	—	1.8
Secondary equity offering costs	0.4	—
Loss from changes to estimated fair value of contingent consideration	0.2	—
Legacy facility exit charges	—	1.4
Income tax (benefit) provision applicable to adjustments, net	(7.8)	18.6
Net income, as adjusted	$53.2	$43.8

Adjusted EPS	$0.40	$0.33

Weighted average shares outstanding, diluted	131.6	131.9

	Three months ended March 31,		Reported change		Components of reported change
					Currency translation	Acquisitions	Organic net sales growth
	2016	2015	Amount	%			Amount	%
Americas	$666.7	$605.3	$61.4	10.1%	$(6.5)	$21.8	$46.1	7.6%
EMEA-APAC	431.6	424.3	7.3	1.7%	(12.8)	4.9	15.2	3.6%
Net sales	$1,098.3	$1,029.6	$68.7	6.7%	$(19.3)	$26.7	$61.3	6.0%
Media Contact:
Valerie Collado
Director, Corporate Communications
VWR Corporation
Phone: +484.885.9338
valerie_collado@vwr.com
Investor Contact:
John Sweeney, CFA
VP, Investor Relations
VWR Corporation
Phone: +610.386.1483
ir@vwr.com